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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Associated Natural Gas Corporation

  We consent to incorporation by reference in the registration statement on Form S-4 of Associated Natural Gas Corporation of our report dated December 7, 1993, relating to the consolidated balance sheets of Associated Natural Gas Corporation and subsidiaries as of September 30, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1993, which report appears in the September 30, 1993 annual report on Form 10-K of Associated Natural Gas Corporation, and to the references to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                          KPMG Peat Marwick

Denver, Colorado

May 20, 1994